Etsy, Inc. Reports Second Quarter 2025 Results
Brooklyn, NY - July 30, 2025 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its second quarter ended June 30, 2025.
“We are encouraged by our second quarter performance, which reflects tangible progress in our key investment areas,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “These efforts are designed to strengthen customer relationships on the Etsy marketplace, deepen buyer engagement, and reignite GMS growth. We're seeing early success in our efforts to build a more browsable shopping experience, particularly on our App, amplified by more personalized marketing and emergent AI technologies. We believe this is creating a significant runway for growth, as well as an opportunity to generate sustainable value for our stakeholders by capitalizing on what makes Etsy special.”
Second Quarter 2025 Highlights
Etsy completed the sale of Reverb on June 2, 2025. Reverb is included in our consolidated results for the first two months of the second quarter of 2025, representing $153.0 million of GMS and $17.6 million of revenue, and for the full three months of the second quarter of 2024, when it represented $225.2 million of GMS and $24.4 million of revenue.
Below are select consolidated results:
•GMS was $2.8 billion, down 4.8% year-over-year and down 5.8% on a currency-neutral basis. Excluding Reverb, consolidated GMS was $2.7 billion in the second quarter of 2025, down 2.6% year-over-year on the same basis.
•Revenue was $672.7 million, up 3.8% versus the second quarter of 2024, with a take rate of 24.0%. Our positive revenue growth was driven primarily by the performance of on-site ads and, to a lesser extent, payments for both Depop and Etsy.
•Net income was $28.8 million, down $24.2 million year-over-year, reflecting a non-cash foreign exchange loss of $25.4 million as compared to a non-cash foreign exchange gain of $4.9 million in the second quarter of 2024. Consolidated net income margin was approximately 4.3% and diluted net income per share was $0.25.
•Non-GAAP Adjusted EBITDA was $169.0 million, with consolidated non-GAAP Adjusted EBITDA margin of approximately 25.1%.
•During the quarter Etsy completed a private placement of convertible notes, raising approximately $700 million in cash.
•Etsy ended the second quarter with $1.5 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the second quarter of 2025 Etsy repurchased an aggregate of approximately $335 million, or 6.4 million shares, of its common stock.

Performance highlights for the Etsy marketplace include:
•GMS was $2.4 billion, down 5.4% year-over-year and down 6.3% on a currency-neutral basis. After a softer start to the quarter, which was magnified by the shift in Easter timing, we saw more favorable GMS trends across the remainder of the quarter. On an as reported basis, Etsy marketplace GMS improved 3.5 percentage points in the second quarter of 2025 as compared to the first quarter of 2025.
•GMS on the Etsy App grew on a year-over-year basis and sequentially, and represented approximately 45% of Etsy marketplace GMS.
•Key product initiatives in the quarter included advancing search quality by testing more signals in our algorithms, growing our AI-powered discovery experience with additional themes, and releasing new seller tools to simplify shop operations.
•Key marketing initiatives included growing GMS through more personalized retention and engagement strategies, strong performance in paid social channels, optimization of product listing ad data feeds, and brand investments that amplified Etsy’s differentiation.
•Active buyers decreased 4.6% year-over-year to 87.3 million. We reactivated 6.5 million buyers in the quarter, a 2.8% increase from the number of buyers reactivated in the prior year, and up 1.3% sequentially. During the quarter, Etsy acquired 4.8 million new buyers, and our trailing twelve month count of habitual buyers was 6.1 million at quarter end.
•GMS per active buyer on a trailing twelve month basis was $120, showing signs of stabilization. This metric held steady sequentially, and declined 2.9% year-over-year. Monthly GMS per active buyer trends strengthened over the course of the quarter, inflecting into positive year-over-year comparisons in May and June, even on an FX-adjusted basis.

Depop continued to see strong top-line growth, with second quarter 2025 GMS of $249.6 million, up 35.3% year-over-year; and 54% year-over-year growth in the United States. Key performance highlights for the quarter included:
•Improving search and recommendation relevance and freshness through ranking model updates, as well as leveraging more frequent model training.
•Driving greater early visibility and success for new sellers by enabling free item boosts for recently onboarded sellers and enhancing price recommendations.
•Record quarter for sign-ups driven from paid media acquisition channels.

“Second quarter GMS and revenue came in ahead of expectations, and adjusted EBITDA was in line with our guidance, as we are managing the business to invest in future growth while also delivering very healthy margins,” said Lanny Baker, Chief Financial Officer. “Our take rate was very strong, at 24%, primarily driven by the expansion of Etsy Ads revenue from continued improvements to our bidding algorithms, as well as some benefit from payments. We also strengthened our balance sheet through a highly successful convertible notes offering and repurchased approximately $335 million of Etsy stock, in line with our high conviction in Etsy’s long-term opportunities. With approximately $1.5 billion in cash and cash equivalents and short- and long-term investments at the end of the period, and expectations for continued strong free cash flow generation, we are very confident in Etsy's financial flexibility to continue stock repurchases, manage our debt balance, and make ongoing investments in Etsy and Depop.”

Second Quarter 2025 Financial Summary
(in thousands, except percentages; unaudited)
The financial results of Reverb have been included in our consolidated financial results until June 2, 2025 (the date of sale) and for all periods presented in this table, except as noted below. The financial measures and key operating metrics we use are:

	Three Months Ended June 30,		% (Decline) Growth Y/Y		Six Months Ended June 30,		% (Decline) Growth Y/Y
	2025	2024			2025	2024
GMS (1)	$2,806,249	$2,949,254	(4.8)%		$5,599,585	$5,935,754	(5.7)%
Revenue	$672,663	$647,806	3.8%		$1,323,839	$1,293,760	2.3%
Revenue take rate (2)	24.0%	22.0%	200	bps	23.6%	21.8%	180	bps
Marketplace revenue	$468,169	$470,377	(0.5)%		$926,664	$937,359	(1.1)%
Services revenue	$204,494	$177,429	15.3%		$397,175	$356,401	11.4%
Gross profit	$479,115	$463,716	3.3%		$938,230	$922,537	1.7%
Operating expenses	$402,686	$393,547	2.3%		$884,128	$784,278	12.7%
Net income (loss)	$28,840	$53,005	(45.6)%		$(23,256)	$116,009	(120.0)%
Net income (loss) margin (3)	4.3%	8.2%	(390)	bps	(1.8)%	9.0%	(1,080)	bps
Adjusted EBITDA (Non-GAAP)	$169,020	$179,375	(5.8)%		$340,122	$347,310	(2.1)%
Adjusted EBITDA margin (Non-GAAP) (4)	25.1%	27.7%	(260)	bps	25.7%	26.8%	(110)	bps

Active sellers (5)	8,118	8,801	(7.8)%		8,118	8,801	(7.8)%
Active buyers (5)	93,334	96,610	(3.4)%		93,334	96,610	(3.4)%
(1)Consolidated GMS for the three and six months ended June 30, 2025 includes Etsy marketplace GMS of $2.4 billion and $4.7 billion, respectively.
(2)Revenue take rate is consolidated revenue divided by consolidated GMS.
(3)Consolidated net income (loss) margin is net income (loss) divided by revenue.
(4)Consolidated non-GAAP Adjusted EBITDA margin is consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue.
(5)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 5.4 million and 87.3 million, respectively, and excludes Reverb active sellers and active buyers as of June 30, 2025.

Consolidated Third Quarter 2025 Financial Guidance

Q3 25 Guidance
GMS	$2.6B to $2.7B
Take Rate	~24.5%
Adjusted EBITDA Margin	~25%
Please note that our guidance assumes currency exchange rates remain unchanged at current levels. Investors can visit the second quarter earnings presentation on our website to see select Reverb historical quarterly financial GMS and revenue results.
”Getting the Etsy marketplace back to GMS growth in the near term is our number one priority, and we have four strategic initiatives designed with this in mind,” said Mr. Silverman. “These include showing up where shoppers discover, matching shoppers with the right content through better machine learning, retaining and rewarding our most valuable customers, and further amplifying the human connection that makes Etsy unique. In addition, with Depop now at a $1 billion dollar annualized GMS run rate, we are working to further capitalize on its momentum. We’re accelerating marketing investments designed to reach and engage an expanded U.S. audience via a broader channel mix and more robust community-led programs.”
Mr. Baker added, “We are pleased to see compounding impacts from Etsy marketplace product and marketing investments as we head into the second half of the year, and that our third quarter consolidated GMS guidance represents a quarter-over-quarter improvement in the apples-to-apples growth rate at the midpoint. In addition, our guidance reflects sequential expansion and strong profitability for the core Etsy business, where we consistently manage adjusted EBITDA margins to the high-20% range.”
With respect to our expectations under “Consolidated Third Quarter 2025 Financial Guidance” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense and related payroll taxes, foreign exchange loss (gain), interest and other non-operating income, net, provision for income taxes, acquisition, divestiture, and corporate structure-related expenses, and other non-recurring expenses.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 8:30 a.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 12:00 p.m. Eastern Time today, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc. also owns fashion resale marketplace Depop. Our marketplaces operate independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
Sarah Marx, Senior Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Vice President, Communications & Community
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the third quarter of 2025 and the underlying assumptions; our ability to accelerate our customer relationship flywheel; our expectations for strong free cash flow generation; our ability to drive growth and success; our ability to capitalize on Depop’s momentum; our future opportunities to support GMS improvement; the impact of our product development and marketing initiatives; the ability of our product and marketing investments to create a runway for growth and sustainable value for our stakeholders; and our financial flexibility to continue stock repurchases, manage our debt balance, and make ongoing investments in the business. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “optimistic,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include but are not limited to: (1) macroeconomic, geopolitical, and other events outside of our control; (2) the level of demand for our services or products sold in our marketplaces; (3) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (4) any real or perceived inaccuracies in our operational metrics; (5) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (6) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (7) operational and compliance risks related to our payments systems; (8) the global scope of our business; (9) our ability to recruit and retain employees; (10) our ability to compete effectively; (11) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (12) risks related to our environmental, social, and governance activities and disclosures; (13) barriers to international trade and our efforts to grow our marketplace globally; (14) acquisitions, dispositions, or strategic partnerships that may prove unsuccessful or divert management attention; (15) our ability to deal effectively with fraud or other illegal activity; and (16) litigation and evolving global legal and regulatory requirements, including privacy and data protection laws, tax laws, product liability laws, laws regulating speech and platform moderation, antitrust laws, and intellectual property and counterfeiting regulations. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2025	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,183,357	$811,178
Short-term investments	228,979	228,322
Accounts receivable, net	6,474	8,702
Prepaid and other current assets	88,593	89,931
Funds receivable and seller accounts	140,596	189,558
Total current assets	1,647,999	1,327,691
Property and equipment, net	230,233	236,706
Goodwill	38,072	137,089
Intangible assets, net	317,015	413,898
Deferred tax assets	156,124	145,630
Long-term investments	126,640	111,725
Other assets	41,066	45,043
Total assets	$2,557,149	$2,417,782
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$15,165	$25,979
Accrued expenses	254,204	374,947
Finance lease obligations—current	6,295	6,148
Funds payable and amounts due to sellers	140,596	189,558
Deferred revenue	23,598	19,213
Other current liabilities	46,504	49,268
Total current liabilities	486,362	665,113
Finance lease obligations—net of current portion	90,302	93,482
Deferred tax liabilities	5,425	7,957
Long-term debt, net	2,978,971	2,288,083
Other liabilities	120,659	122,013
Total liabilities	3,681,719	3,176,648
Total stockholders’ deficit	(1,124,570)	(758,866)
Total liabilities and stockholders’ deficit	$2,557,149	$2,417,782

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$672,663	$647,806	$1,323,839	$1,293,760
Cost of revenue	193,548	184,090	385,609	371,223
Gross profit	479,115	463,716	938,230	922,537
Operating expenses:
Marketing	212,110	183,063	401,114	374,874
Product development	111,861	114,493	222,371	224,339
General and administrative	78,715	95,991	158,940	185,065
Asset impairment charge	—	—	101,703	—
Total operating expenses	402,686	393,547	884,128	784,278
Income from operations	76,429	70,169	54,102	138,259
Other (expense) income, net	(25,283)	8,808	(36,275)	20,373
Income before income taxes	51,146	78,977	17,827	158,632
Provision for income taxes	(22,306)	(25,972)	(41,083)	(42,623)
Net income (loss)	$28,840	$53,005	$(23,256)	$116,009
Net income (loss) per share attributable to common stockholders:
Basic	$0.28	$0.46	$(0.22)	$0.99
Diluted	$0.25	$0.41	$(0.22)	$0.89
Weighted-average common shares outstanding:
Basic	103,212	116,432	105,246	117,445
Diluted	121,514	133,118	105,246	134,263

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(23,256)	$116,009
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	120,618	145,400
Depreciation and amortization expense	52,688	53,933
Provision for expected credit losses	4,908	7,321
Deferred benefit for income taxes	(1,018)	(4,291)
Asset impairment charge	101,703	—
Other non-cash expense (income), net	34,283	(11,556)
Changes in operating assets and liabilities (net of impact of sale of business)	(132,606)	(86,722)
Net cash provided by operating activities	157,320	220,094
Cash flows from investing activities
Purchases of property and equipment	(10,112)	(5,908)
Website and app development	(21,464)	(14,093)
Purchases of investments	(197,570)	(192,863)
Sales and maturities of investments	184,207	185,120
Proceeds from sale of business, net of cash	100,485	—
Net cash provided by (used in) investing activities	55,546	(27,744)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(28,959)	(33,007)
Repurchase of stock	(523,852)	(308,726)
Proceeds from exercise of stock options	5,654	2,735
Proceeds from issuance of convertible senior notes	700,000	—
Payment of debt issuance costs	(10,500)	—
Payments on finance lease obligations	(3,045)	(3,086)
Other financing, net	(17,226)	3,821
Net cash provided by (used in) financing activities	122,072	(338,263)
Effect of exchange rate changes on cash	37,241	(9,199)
Net increase (decrease) in cash and cash equivalents	372,179	(155,112)
Cash and cash equivalents at beginning of period	811,178	914,323
Cash and cash equivalents at end of period	$1,183,357	$759,211

Currency-Neutral GMS
We calculate currency-neutral GMS by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS decline for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2025	(4.8)%	(5.8)%	1.0%	(5.7)%	(5.8)%	0.1%
June 30, 2024	(2.1)%	(1.9)%	(0.2)%	(2.9)%	(3.0)%	0.1%

Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$28,840	$53,005	$(23,256)	$116,009
Excluding:
Stock-based compensation expense and related payroll taxes (1)(2)	60,974	74,717	124,547	145,400
Depreciation and amortization	25,398	27,087	52,688	53,933
Provision for income taxes	22,306	25,972	41,083	42,623
Interest and other non-operating income, net	(4,939)	(3,947)	(9,841)	(9,257)
Foreign exchange loss (gain)	25,444	(4,861)	41,338	(11,116)
Asset impairment charge	—	—	101,703	—
Acquisition, divestiture, and corporate structure-related expenses	5,903	234	7,166	2,132
Loss on sale of business	5,097	—	5,097	—
Retroactive non-income tax expense (3)	—	7,244	—	7,244
Restructuring and other exit (income) costs	(3)	(76)	(403)	342
Adjusted EBITDA	$169,020	$179,375	$340,122	$347,310
Divided by:
Revenue	$672,663	$647,806	$1,323,839	$1,293,760
Adjusted EBITDA margin	25.1%	27.7%	25.7%	26.8%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of revenue	$7,382	$8,787	$14,910	$16,491
Marketing	5,195	5,882	5,759	12,319
Product development	31,843	38,441	66,553	72,505
General and administrative	14,090	21,607	33,396	44,085
Stock-based compensation expense	$58,510	$74,717	$120,618	$145,400
(2)Beginning in the first quarter of 2025, the Company is excluding payroll tax expense related to stock-based compensation from Adjusted EBITDA because these taxes are directly related to stock-based compensation expense which is excluded from Adjusted EBITDA. The Company did not retrospectively apply this change to prior periods as the impact was immaterial to such periods. In the three and six months ended June 30, 2024 payroll tax expense related to stock-based compensation was $3.1 million and $4.1 million, respectively.

(3)Retroactive non-income tax expense related to the digital services tax legislation in Canada, which was enacted on June 28, 2024 retroactive to January 1, 2022.